Filed Pursuant to Rule 424(b)(7)
Registration No. 333-129477
PROSPECTUS SUPPLEMENT NO. 4
TO PROSPECTUS DATED FEBRUARY 1, 2006
$326,000,000
2.375% Convertible Senior Notes Due 2012 and 49,913,501 shares of
Common Stock Issuable Upon Conversion of the Notes

     This Prospectus Supplement supplements information contained in the Prospectus dated February 1, 2006 of Maxtor Corporation relating to the offer and sale from time to time by certain selling securityholders of our 2.375% Convertible Senior Notes due 2012, which we refer to as the “Notes,” and the common stock issuable upon conversion of their Notes. We will not receive any proceeds from the sale of the Notes or the common stock issuable upon conversion of the Notes by the selling securityholders.
     This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

     Investing in the Notes and common stock issuable upon conversion of the Notes involves risks. See “Risk Factors” beginning on page 7 of the Prospectus dated February 1, 2006.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is May 11, 2006.

SELLING SECURITYHOLDERS
     The table below supplements or amends the table of securityholders contained on pages 53 through 57 of the Prospectus dated February 1, 2006. Where the name of a selling securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling securityholder supersedes the information in the Prospectus. This information was furnished to us by the selling securityholders listed below on or before May 10, 2006. Because the selling securityholders may offer all or some portion of the Notes or the common stock issuable upon conversion of the Notes pursuant to the Prospectus, no estimate can be given to us as to the amount of the Notes or the common stock issuable upon conversion of the Notes that will be held by the selling securityholders upon termination of any particular offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and, if necessary, we will amend or supplement the Prospectus accordingly.

		Principal Amount of Notes		Number of Shares of Common Stock
						Common
						Stock
				Common Stock		Beneficially
		Beneficially		Beneficially	Common	Owned
	Natural Person with	Owned and	Percentage	Owned Prior to	Stock	Following
	Voting or Investment	Offered	of Notes	this	Offered	the
Selling Securityholder (1)	Control	Hereby(1)	Outstanding	Offering(1)(2)	Hereby	Offering(3)

CC Convertible Arbitrage, Ltd.	Daniel Asher and Allan	$2,500,000	0.8%	382,772	382,772	0
	Weine (4)
LDG Limited	Robert Buttman, John	$1,569,000	0.5%	240,227	240227	0
	Idone, George Esser,
	Paul Bucci and
	Bartholomew Tesoriero (5)
MSS Convertible Arbitrage Fund	Robert Buttman, George	$177,000	0.1%	27,100	27,100	0
	Esser, John Idone, Paul
	Bucci, Bartholomew
	Tesoriero, DJ Langis and
	Andy Anderson.
Sphinx Fund	Robert Buttman, George	$719,000	0.2%	110,085	110,085	0
	Esser, John Idone, Paul
	Bucci, Bartholomew
	Tesoriero, DJ Langis and
	Andy Anderson.
TQA Master Fund	Robert Buttman, George	$14,782,000	4.5%	2,263,255	2,263,255	0
	Esser, John Idone, Paul
	Bucci, Bartholomew
	Tesoriero, DJ Langis and
	Andy Anderson.
TQA Master Plus Fund	Robert Buttman, George	$5,796,000	1.8%	887,419	887,419	0
	Esser, John Idone, Paul
	Bucci, Bartholomew
	Tesoriero, DJ Langis and
	Andy Anderson.
Zurich International Benchmark	Robert Buttman, George	$3,253,000	1.0%	498,063	498,063	0
Master Fund	Esser, John Idone, Paul
	Bucci, Bartholomew
	Tesoriero, DJ Langis and
	Andy Anderson.

*	Less than one percent.
(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in an amendment or supplement to the prospectus, if and when required.
(2)	Represents aggregate of common stock and Notes beneficially owned by the selling securityholder. Assumes conversion of the Notes at the initial conversion rate of 153.1089 shares per $1,000 principal amount of the Notes. This conversion rate is subject to adjustment as described in the prospectus under “Description of Notes — Conversion Rights.” Accordingly, the number of shares of common stock beneficially owned by a selling securityholder may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes. Cash will be paid instead of fractional shares, if any.

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(3)	Assumes sale, transfer or other disposition of all common stock issuable upon conversion of the Notes.
(4)	As investment manager under a management agreement, Castle Creek Arbitrage LLC may exercise dispositive and voting power with respect to the shares owned by CC Convertible Arbitrage, Ltd. Castle Creek Arbitrage LLC disclaims beneficial ownership of such shares. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the shares owned by CC Convertible Arbitrage Ltd.
(5)	TQA Investors LLC has sole investment power and shared voting power. Its members are: Robert Buttman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero.

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